Exhibit 99.1

Pinterest Q3 2019 Letter to Shareholders
October 31, 2019
Q319 Highlights

•	Q3 revenue grew 47% year over year to $280 million as we lapped our highest-growth quarter from 2018.

•	Our GAAP net loss was $125 million. We were profitable on a non-GAAP basis. Our Adjusted EBITDA was $4 million, as EBITDA margin expanded by eight percentage points year over year.

•
We expanded our international footprint in Q3. Global MAUs grew 28% year over year to 322 million, driven by double-digit growth in nearly all international countries. We now sell ads in 28 countries, up from 19 at the end of Q2. New markets in Q3 include Cyprus, Czech Republic, Greece, Hungary, Luxembourg, Malta, Poland, Romania and Slovakia.

•
We made Pinterest more shoppable in Q3 by uploading 75% more merchant catalogs than in Q2, expanding Shopping Ads internationally and working with commerce platforms, including Shopify, to introduce merchants and advertisers onto the Pinterest platform.

Q319 Business Highlights
Pinner Experience
Relevancy and Personalization
In Q3, we upgraded our ranking algorithms to improve recommendations on Pinterest. Better relevance and new home feed controls improved user satisfaction, as indicated by home feed hide rates, which were 25% lower year over year at the end of the quarter. The changes also improved landing page quality, which was reflected by increased satisfaction rates on click-throughs.
Broader Utility
We are working to expand the number of things people use Pinterest for in their lives. For example, if a person uses Pinterest for meal-planning today, we want them to use it for home decor tomorrow and for vacation ideas six months from now. In Q3, we did a few things to drive use case expansion. We tuned our recommendation engine to show a more diverse set of Pins on the home page. This directs Pinners to content we think they will like even if they haven’t engaged with it before. Additionally, the improvements we made in Q2 to personalized search recommendations rolled out globally in Q3, driving a >100% increase in engagement with recommendations year over year. When users click on personalized search recommendations, they are also now offered an option to create a new board based on that search, which helps them deepen their engagement with new content and ideas on Pinterest.
Design
We are rolling out a global redesign on iOS and Android. Most major mobile surfaces have been redesigned based on Pinner feedback. The changes simplify the app, improve navigation and lay the foundation to build new features in the future. We are rolling out the redesign progressively, and the impact to our core engagement and revenue metrics has been neutral. We also launched Dark Mode during Q3 as well as a Pinterest Lite version for Android in Peru, Argentina, Colombia, Chile and Mexico. Pinterest Lite is an option for people who want a faster download on slower internet.
Pinner Well-Being
In Q3, we launched a collection of well-being activities people can do right from our app if they’re feeling stressed, anxious or sad. These guided activities were created with the help of emotional health experts at Brainstorm, the Stanford Lab for Mental Health Innovation and with advice from Vibrant Emotional Health and the National Suicide Prevention Lifeline. We wanted to create a more compassionate, actionable experience for our Pinners. We also made improvements to our machine learning models that identify self-harm content that decreased reports of this type of content by 70%. We plan to continue investing in these types of initiatives as part of our ongoing effort to provide an inspiring environment for Pinners.

Pinterest for Business
International Expansion
In Q3, we expanded our ads business to 28 countries, up from 19 at the end of Q2. New markets in Q3 include Cyprus, Czech Republic, Greece, Hungary, Luxembourg, Malta, Poland, Romania and Slovakia. In addition, we’ve enabled our Mobile Ads Manager in 19 countries during 2019. Given the significant opportunity to grow our business in English-speaking countries and Western Europe, we will focus on scaling our presence in these markets before further expanding to new countries or regions.
Advertiser Features
We continue to enhance our products for advertisers, specifically around bidding, targeting and measurement. On bidding, we added a video-view objective in August, and we’ve already seen very strong adoption by advertisers. On targeting, we improved dynamic retargeting to better capture immediate conversions and launched region targeting. We also rolled out age targeting to international advertisers (an extension of the age targeting option we rolled out in the US in Q418). On measurement, we continue to make progress helping merchants integrate the Pinterest Tag into their ecommerce sites. Tag adoption from tag integrations has increased 10X since May.
Shopping
We are making it easier for merchants and advertisers to fulfill the commercial intent that Pinners already have on our platform. This effort is happening on three fronts. First, we’re growing the amount of high-quality buyable inventory on Pinterest. We continue to make significant progress uploading merchant catalogs, with feeds uploaded in Q3 increasing more than 75% quarter over quarter. We also built a better home on Pinterest for businesses by launching new Business Profiles that include a Shop Tab. And we are working with commerce platforms, including Shopify, to bring merchants and advertisers onto the Pinterest platform.
Second, we’re improving our ability to match inspiring images on Pinterest to shoppable products. We continue to make investments in our computer vision technology to decompose scenes into actual products that Pinners can purchase. We began to do this for home decor Pins in Q1 and recently enabled the technology for fashion Pins. Overall, the percentage of US MAUs that engage with shopping features roughly doubled since last quarter.
Finally, we want to let retailers promote their products and drive sales. Overall, clicks to retail sites from organic shoppable Pins are up 3X year over year. Advertisers have shown a strong interest in our Shopping Ad product since the launch of Catalogs in March. We are expanding Catalogs and Shopping Ads to select international countries.
Smaller Advertisers
We launched several SMB-friendly features in Q3, including simplified reporting to support Quick Promote, SMB-friendly budget suggestions and an expansion of our ad credit program. Smaller businesses are less likely to have experienced marketing teams, so we launched Pinterest Academy, a free e-learning tool we designed for businesses new to Pinterest. It can help businesses get started on our unique visual discovery platform, discover the benefits of all our ad products and leverage our advanced targeting and other features. Nine modules are available to businesses in the US, Canada, UK, Australia, France and Germany.

Q319 Financial Highlights
Q3 revenue grew 47% year over year to $280 million, reaching a new quarterly record for the company. Global MAUs grew 28% year over year to 322 million, driven by double-digit growth in nearly all international countries. We opened nine new countries to advertisers in Q3. Advertisers are now able to reach users in 28 countries in 2019, up from seven at the end of last year, and we are beginning to implement sales support in key regions. Our GAAP net loss was $125 million. We were profitable on a non-GAAP basis. Our Adjusted EBITDA was $4 million, as EBITDA margin expanded by eight percentage points year over year.
Users
MAUs (monthly active users) at quarter-end were 322 million, representing growth of 28% year over year. We once again grew MAUs to new highs in both the U.S. and international geographies.
By region:

•
U.S. MAUs were 87 million, an increase of 8% year over year compared to 80 million in the same period of the previous year. This compares to 13% growth in Q219, which had benefited from easier comps in Q218.

•
International MAUs were 235 million, an increase of 38% year over year in comparison to the 171 million in the same period of the previous year. We experienced double-digit growth in all international countries except Canada, Iceland, and New Zealand.

Revenue
Total revenue increased 47% year over year to $280 million. This growth is compared to our most challenging year-ago comparison, particularly in the U.S. Our performance was driven by a combination of international and U.S. growth. We grew our revenue from new advertisers and to a lesser extent existing advertisers. We have continued to diversify our revenue from advertisers in the past several quarters.
By region1:

•
Total U.S. revenue was $251 million, an increase of 39% year over year. U.S. revenue growth was largely driven by ARPU expansion and also supported by growth in MAUs. Our highest-growth advertisers were CPG and direct-to-consumer businesses. Growth was also driven by small- and medium-sized advertisers.

•
Total international revenue was $28 million or 10.1% of revenue, an increase of 212% year over year and compared to 4.8% of revenue in Q318. International revenue growth was driven by an increase in ARPU and supported by growth in international MAUs.

ARPU
Global ARPU grew 14% year over year to $0.90, compared to $0.79 in Q318. An increase in advertising demand from new and existing advertisers on our platform drove higher ARPU year over year globally. This resulted in an increase year over year in the number of advertisements served. We remain focused on expanding our advertiser breadth and diversity because doing so helps us serve the most relevant commercial content to our users. It also demonstrates the value of Pinterest’s platform to the widest possible group of advertisers, which we believe will support higher pricing over time. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
By region:

•	U.S. ARPU was $2.93, an increase of 26% year over year.

•
International ARPU was $0.13, an increase of 127% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S. Revenue from new markets opened during the quarter was minimal.

_______________________
1 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

Expenses
Total costs and expenses were $413 million, including $131 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 94% year over year due to an increase in SBC following our April 2019 IPO. Total non-GAAP costs and expenses2 were $283 million, representing 101% of revenue compared to 110% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 35% year over year, reflecting headcount growth to improve our user experience and core technology while also increasing our sales coverage in the U.S. and internationally. Our loss from operations totaled $134 million, or (48)% of revenue, compared to $22 million and (12)% for the same period in 2018. Non-GAAP loss from operations2 was $3 million, or (1)% of revenue, compared to a loss of $18 million, or (10)% for the same period in 2018.
Costs and expenses

•
Cost of revenue was $84 million or 30% of revenue, down from 33% in the year-ago quarter. The decrease as a percent of revenue was due to growth in revenue partially offset by an increase in higher absolute hosting costs due to user growth. Non-GAAP cost of revenue was $82 million or 29% of revenue, down from 33% in the year-ago quarter. The decline as a percent of revenue was primarily driven by higher ARPU and overall revenue, partially offset by an increase in absolute hosting costs.

•
Research and development expenses were $168 million, up 164% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 40% year over year to $84 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.

•
Sales and marketing expenses were $111 million, up 66% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 35% year over year to $89 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs, as well as higher marketing expenses.

•
General and administrative expenses were $51 million, up 175% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 48% year over year to $27 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.

Share-based compensation expense was $130 million in Q319 compared to $4 million in Q318. Until our IPO, our RSUs were subject to both a service condition and a performance condition, and the performance condition was satisfied in connection with our IPO. Because our IPO was completed in April 2019, we did not record any share-based compensation expense for RSUs in periods prior to our IPO in Q219. As of September 30, 2019, we had $717 million of unrecognized share-based compensation expense, which we expect to recognize over a weighted-average period of 3.4 years.
Net loss and Adjusted EBITDA(3)
Net loss was $125 million or (45)% of revenue, compared to a loss of $19 million, or (10)% for the same period in 2018. Non-GAAP net income² was $6 million, or 2% of revenue, compared to a loss of $15 million, or (8)% for the same period in 2018.
Adjusted EBITDA3 was $4 million, or 1% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(13) million, or (7)% of revenue. This represents 8 percentage points of margin expansion. The increase in margin was driven by revenue growth outpacing growth in costs and expenses.
Balance sheet and cash flows

•	We ended the quarter with approximately $1.73 billion in cash, cash equivalents, and marketable securities.

•	Net cash used in operating activities for the nine months ended September 30, 2019 was $(9) million, an improvement from $(42) million in the same period last year.
_______________________
2 This non-GAAP financial measure excludes share-based compensation (SBC) and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”
3 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for (benefit from) income taxes. For more information on this, please see “About non-GAAP financial measures.”

Guidance
For 2019, we expect:

•	Total revenue to be between $1,100 million and $1,115 million, compared to our prior forecast of $1,095 million and $1,115 million.

•	Adjusted EBITDA to be between $(30) million and $(10) million, compared to our prior forecast of $(50) million and $(25) million.[4]
We expect revenue to grow 46-48% in 2019 compared to full-year 2018, driven by ARPU growth, particularly in the U.S. We expect to grow users in both the U.S. and international. Consistent with trends in recent years, we expect to grow International users at a faster pace relative to the U.S.
Because of the opportunities ahead of us, we plan to continue to invest to improve the core user experience on Pinterest, including our recommendation engine and computer vision technology. In addition, international expansion is an important area of investment for us this year, particularly in terms of sales coverage. We are also investing in our advertising products, including our self-serve advertising platform and measurement tools, as well as content safety and comprehension. We expect many of these investments to contribute more to growth in future years.
_______________________
4 With respect to projected 2019 Adjusted EBITDA, we are unable to prepare a quantitative reconciliation without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net loss, the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Closing
We will host a Q&A webcast at 2:00pm Pacific time/5:00pm Eastern time today to discuss these results. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance and the number of shares eligible for sale following expiration of the lock-up. Words such as “believe,” “project,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, which are available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the attachments is as of October 31, 2019. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net and provision for (benefit from) income taxes. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income (loss) exclude amortization of acquired intangible assets and share-based compensation expense. Non-GAAP loss from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share rather than net loss, net margin, total costs and expenses, loss from operations, net loss and net loss per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
With respect to projected 2019 Adjusted EBITDA, we are unable to prepare a quantitative reconciliation without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net loss, the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "—Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter to shareholders.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. In this letter to shareholders, we updated the definition of MAUs to better align with how we have historically and currently calculated MAUs and how our users interact with our platform. This change in definition does not affect the number of MAUs presented in past disclosures or in this letter to shareholders. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,033,871	$122,509
Marketable securities	691,894	505,304
Accounts receivable, net of allowances of $2,408 and $3,097 as of September 30, 2019 and December 31, 2018, respectively	210,339	221,932
Prepaid expenses and other current assets	46,424	39,607
Total current assets	1,982,528	889,352
Property and equipment, net	89,758	81,512
Operating lease right-of-use assets	164,922	145,203
Goodwill and intangible assets, net	14,959	14,071
Restricted cash	24,822	11,724
Other assets	3,483	10,869
Total assets	$2,280,472	$1,152,731
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$31,509	$22,169
Accrued expenses and other current liabilities	112,685	86,258
Total current liabilities	144,194	108,427
Operating lease liabilities	161,164	151,395
Other liabilities	18,713	22,073
Total liabilities	324,071	281,895

Commitments and contingencies

Redeemable convertible preferred stock, $0.00001 par value; no shares authorized, issued or outstanding as of September 30, 2019; 928,676 shares authorized, 308,373 shares issued and outstanding as of December 31, 2018	—	1,465,399

Stockholders’ equity (deficit):
Common stock, $0.00001 par value, no shares authorized, issued or outstanding as of September 30, 2019; 1,932,500 shares authorized, 127,298 shares issued and outstanding as of December 31, 2018	—	1
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 214,082 shares issued and outstanding as of September 30, 2019; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 333,483 shares issued and outstanding as of September 30, 2019; no shares authorized, issued or outstanding as of December 31, 2018 for either class	5	—
Additional paid-in capital	4,127,028	252,212
Accumulated other comprehensive income (loss)	376	(1,421)
Accumulated deficit	(2,171,008)	(845,355)
Total stockholders’ equity (deficit)	1,956,401	(594,563)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$2,280,472	$1,152,731

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2019	2018
Revenue	$279,703	$190,197
Costs and expenses:
Cost of revenue	83,520	63,649
Research and development	167,703	63,541
Sales and marketing	110,740	66,722
General and administrative	51,450	18,716
Total costs and expenses	413,413	212,628
Loss from operations	(133,710)	(22,431)
Other income (expense), net:
Interest income	9,837	3,547
Interest expense and other income (expense), net	(1,056)	82
Loss before provision for income taxes	(124,929)	(18,802)
Provision for (benefit from) income taxes	(197)	72
Net loss	$(124,732)	$(18,874)
Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	$(0.15)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	546,126	127,218

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities
Net loss	$(1,325,653)	$(109,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,496	15,415
Share-based compensation	1,265,581	12,681
Other	(3,296)	796
Changes in assets and liabilities:
Accounts receivable	12,331	(1,978)
Prepaid expenses and other assets	(1,502)	15,443
Operating lease right-of-use assets	21,746	13,549
Accounts payable	8,897	5,725
Accrued expenses and other liabilities	13,133	19,369
Operating lease liabilities	(19,634)	(12,556)
Net cash used in operating activities	(8,901)	(41,546)
Investing activities
Purchases of property and equipment and intangible assets	(20,433)	(17,636)
Purchases of marketable securities	(527,899)	(427,305)
Sales of marketable securities	93,389	91,738
Maturities of marketable securities	252,164	422,317
Net cash provided by (used in) investing activities	(202,779)	69,114
Financing activities
Proceeds from initial public offering, net of underwriters' discounts and commissions	1,573,200	—
Proceeds from exercise of stock options, net	744	548
Shares repurchased for tax withholdings on release of restricted stock units	(424,965)	—
Payment of deferred offering costs and other financing activities	(11,305)	—
Net cash provided by financing activities	1,137,674	548
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(182)	(43)
Net increase in cash, cash equivalents, and restricted cash	925,812	28,073
Cash, cash equivalents, and restricted cash, beginning of period	135,290	83,969
Cash, cash equivalents, and restricted cash, end of period	$1,061,102	$112,042

Supplemental cash flow information
Accrued property and equipment	$7,174	$1,048
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$41,399	$5,817

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,033,871	$100,063
Restricted cash included in prepaid expenses and other current assets	2,409	1,057
Restricted cash	24,822	10,922
Total cash, cash equivalents, and restricted cash	$1,061,102	$112,042

Reconciliation of GAAP to non-GAAP financial results
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2019	2018
Share-based compensation by function:
Cost of revenue	$1,568	$16
Research and development	83,539	3,380
Sales and marketing	21,243	188
General and administrative	23,938	304
Total share-based compensation	$130,288	$3,888

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$—
General and administrative	310	74
Total amortization of acquired intangible assets	$404	$74

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$413,413	$212,628
Share-based compensation	(130,288)	(3,888)
Amortization of acquired intangible assets	(404)	(74)
Non-GAAP costs and expenses	$282,721	$208,666

Reconciliation of net loss to non-GAAP net income (loss):
Net loss	$(124,732)	$(18,874)
Share-based compensation	130,288	3,888
Amortization of acquired intangible assets	404	74
Non-GAAP net income (loss)	$5,960	$(14,912)

Weighted-average shares outstanding for net loss per share, basic and diluted	546,126	127,218
Weighted-average dilutive securities(1)	104,594	—
Diluted weighted-average shares outstanding for Non-GAAP net income (loss) per share	650,720	127,218

Net loss per share	$(0.23)	$(0.15)
Non-GAAP net income (loss) per share	$0.01	$(0.12)

(1) Gives effect to potential common stock instruments such as stock options and unvested restricted stock units.

Reconciliation of net loss to Adjusted EBITDA
Net loss	$(124,732)	$(18,874)
Depreciation and amortization	7,293	5,117
Share-based compensation	130,288	3,888
Interest income	(9,837)	(3,547)
Interest expense and other (income) expense, net	1,056	(82)
Provision for (benefit from) income taxes	(197)	72
Adjusted EBITDA	$3,871	$(13,426)